Exhibit 4(a)(vi)

Broadwater Park
Denham
Buckinghamshire UB9 5HR
United Kingdom

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General Fax +44 (0) 1895 512 101

www.ihg.com

To:	MUFG Bank, Ltd.

as Facility Agent under the Facility Agreement

(as defined below) and on behalf of the

Finance Parties under the Facility Agreement

16 July 2021

Dear Sir/Madam,

InterContinental Hotels Group PLC – Amendment Request

1.	BACKGROUND

1.1 We refer to the US$1,275,000,000 Facility Agreement dated 30 March 2015 (as amended from time to time, including by (i) the waiver and amendment request relating to the Facility Agreement dated 20 April 2020, (ii) the extension request in relation to the Facility Agreement dated 27 April 2020, and (iii) the waiver and amendment request relating to the facility agreement dated 4 December 2020) (the Facility Agreement), made between, among others, InterContinental Hotels Group PLC (the Company), Six Continents Limited and InterContinental Hotels Limited (together with the Company, the Original Borrowers), Six Continents Limited and InterContinental Hotels Limited (together with the Company, the Original Guarantors) Bank of America Europe Designated Activity Company, Barclays Bank PLC, Citibank N.A., London Branch, Commerzbank Aktiengesellschaft, London Branch, DBS Bank Ltd., London Branch, HSBC Bank plc, Truist Bank - as successor by merger to Suntrust Bank, MUFG Bank, Ltd., The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank N.A., London Branch as original lenders and MUFG Bank, Ltd. as facility agent.

1.2 Terms defined in the Facility Agreement have the same meanings in this letter, unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

1.3 With LIBOR ceasing to be published for certain currencies and tenors after 31 December 2021, the current Facility Agreement would need to be amended to provide for alternative base rates. However, it is the Company’s current intention to refinance the Facility in full during 2022 and therefore, rather than incur the cost of a full amendment to incorporate alternative base rates prior to 31 December 2021, we are writing to you to apply for the consent of the Facility Agent (acting on the instructions of the Majority Lenders) to (i) remove Sterling as a named Optional Currency, and (ii) remove the ability to select an Interest Period of two months for Loans drawn in US Dollars.

InterContinental Hotels Group PLC. Registered in England and Wales No. 5134420. Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR.

2.	AMENDMENT REQUEST

2.1 Accordingly, in accordance with Clause 35 (Amendments and Waivers) of the Facility Agreement, we request that you seek the consent of the Majority Lenders to the amendment, as applicable, of the following provisions of the Facility Agreement:

(a)	the amendment of Clause 4.3(a) (Conditions relating to Optional Currencies) of the Facility Agreement so that the words struck through below are deleted and the words underlined below are added:

“4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is euro ~~or Sterling~~ or:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; ~~and~~

(ii)	it has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Lender of the relevant Utilisation Request for that Loan; and

(iii)	it is not Sterling.”;

(b)	the deletion in its entirety in Clause 1.1 (Definitions) of the Facility Agreement of limb (a) of the definition of Quotation Day and re-numbering of limbs (b) and (c) accordingly;

(c)	the deletion in its entirety of sub-Clause 5.3(b)(ii) (Currency and amount) of the Facility Agreement and re-numbering of the following sub-Clauses accordingly;

(d)

the amendment of sub-Clause 5.3(b)(iv) (Currency and amount) of the Facility Agreement (which will be sub-Clause 5.3(b)(iii) following approval of this Amendment Request) so that the words struck through below are deleted:

“5.3	Currency and amount

…

(iv)

if the currency selected is an Optional Currency other than ~~Sterling or~~ euro, the minimum amount (and, if required, integral multiple) as agreed between the Facility Agent, the Lenders and the Company provided that if no such agreement is reached between the Facility Agent, the Lenders and the Company the minimum amount shall be the equivalent at that time of $20,000,000 and multiples of $2,000,000, such amount to be rounded as reasonably determined by the Facility Agent and notified to the Company; and”;

(e)	the amendment of Clause 32.3 (Day count convention) of the Facility Agreement so that the words struck through below are deleted:

“32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of ~~365 days in the case of Sterling or~~ 360 days in the case of euro and US Dollars or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.”;

(f)	the amendment of Schedule 9 (Timetables) of the Facility Agreement so that the column headed ‘Loans in Sterling’ is deleted in its entirety; and the amendment of sub-Clause 10.1(b)

InterContinental Hotels Group PLC. Registered in England and Wales No. 5134420. Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR.

(Selection of Interest Periods) of the Facility Agreement so that the words underlined below are added:

“10.1	Selection of Interest Periods

…

(b)

Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders), provided that, in respect of Loans in US Dollars drawn after 31 December 2021, 2 Months shall not be a permitted period”.

(together, the Amendment Request).

2.2 For the avoidance of doubt, the Margin applicable in respect of the Facility Agreement will continue to be determined in accordance with the terms of the Facility Agreement as amended by the Extension Request.

2.3 We represent, warrant and undertake that:

(a)	there are no Loans in Sterling outstanding; and

(b)	there are no Loans in US Dollars outstanding with a 2 Month Interest Period.

2.4 We request that the Majority Lenders consent to the Amendment Request set out in paragraph 2.1 as soon as possible.

3.	CONSENT

By your countersignature of this letter in the appropriate place, you confirm that the Amendment Request has been approved by the Majority Lenders and that the Amendment Request is immediately effective (the Amendment Request Effective Date).

4.	MISCELLANEOUS

4.1 Save as expressly set out in this letter:

(a)	the Finance Documents remain in full force and effect; and

(b)

nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

4.2 With effect from the Amendment Request Effective Date this letter shall be (i) designated a Finance Document and (ii) read and construed as one document with the Facility Agreement.

4.3 This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

4.4 This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.

4.5 The provisions of Clauses 31 (Notices), 33 (Partial invalidity), 34 (Remedies and Waivers), 39 (Governing law) and 40 (Enforcement) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

InterContinental Hotels Group PLC. Registered in England and Wales No. 5134420. Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR.

Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

/s/ Heather Wood Heather Wood

for and on behalf of InterContinental Hotels Group PLC for itself and as agent for and on behalf of each Obligor

We acknowledge and agree to the Amendment Request as set out in this letter

/s/ James Holden
James Holden

for and on behalf of

MUFG Bank, Ltd.

as Facility Agent and on behalf of the

Finance Parties (each as defined in the Facility Agreement) (acting on the instructions of the Majority Lenders pursuant to Clause 35 (Amendments and Waivers) of the Facility Agreement)

InterContinental Hotels Group PLC. Registered in England and Wales No. 5134420. Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR.